Exhibit 99.1

NEWS RELEASE
For More Information:
Natalie Silva
Corporate Communications
210-283-2729
nsilva@tsocorp.com
Scott Phipps
Investor Relations
210-283-2882
sphipps@tsocorp.com
Tesoro Names Arlen Glenewinkel Jr. Vice President and Controller
San Antonio, Texas — December 18, 2006 — Tesoro Corporation (NYSE: TSO) announced today that the board of directors has elected Arlen Glenewinkel Jr. Vice President and Controller. Prior to his new position, Glenewinkel was Vice President, Enterprise Risk. The new appointment is effective immediately.
     “We continue to focus on employee development with the goal of improving the overall strength and scope of our management team. For the past 26 years, Arlen has done an outstanding job for the company and has made significant improvements to the company’s controls and audit processes. We see this as another step in Arlen’s career experience with Tesoro,” said Greg Wright, Tesoro Executive Vice President and Chief Financial Officer.
     Glenewinkel joined Tesoro in 1980 as an associate accountant and has since filled many roles in the controller and CFO organizations. He served as Vice President of Internal Audit before being named Vice President, Enterprise Risk in 2005. Glenewinkel holds a bachelor’s degree in accounting from the University of Texas at San Antonio and is a Certified Public Accountant.
About Tesoro
Tesoro Corporation, a Fortune 200 and a Global Fortune 500 company headquartered in San Antonio, Texas, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined crude oil capacity of more than 560,000 barrels per day. Tesoro’s retail marketing system includes over 450 branded retail stations, of which approximately 200 are company operated under the Tesoro® and Mirastar® brands. Tesoro’s commercial marketing system includes sales of jet fuel and marine fuels.
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